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                                                                  Exhibit (a)(9)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Exchange and Prospectus dated October 6, 1999 and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. Excel Legacy Corporation ("Legacy") is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Legacy becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Legacy will make a good faith effort to comply with such state statute. If, after such good faith effort, Legacy cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Legacy by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                           NOTICE OF OFFER TO EXCHANGE

                               $8.50 COMPRISED OF
                                 $4.25 IN CASH,
            $2.75 IN PRINCIPAL AMOUNT OF 9.0% CONVERTIBLE REDEEMABLE
                    SUBORDINATED SECURED DEBENTURES DUE 2004
                                       AND
   $1.50 IN PRINCIPAL AMOUNT OF 10.0% SENIOR REDEEMABLE SECURED NOTES DUE 2004
                                       OF
                            EXCEL LEGACY CORPORATION
                    FOR ANY AND ALL SHARES OF COMMON STOCK OF
                             PRICE ENTERPRISES, INC.

        Excel Legacy Corporation, a Delaware corporation ("Legacy"), is offering to purchase any and all outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of Price Enterprises, Inc., a Maryland corporation ("Enterprises"), at a purchase price of $8.50 (the "Offer Price") consisting of $4.25 in cash, $2.75 in principal amount of Legacy's 9.0% Convertible Redeemable Subordinated Secured Debentures due 2004 ("Legacy Debentures") and $1.50 in principal amount of Legacy's 10.0% Senior Redeemable Secured Notes due 2004 ("Legacy Notes"), for each Share, upon the terms and subject to the conditions set forth in the Offer to Exchange and Prospectus, dated October 6, 1999 (the "Offer to Exchange"), and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Letter of Transmittal.

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     THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
            NEW YORK CITY TIME, ON NOVEMBER 3, 1999, UNLESS EXTENDED.
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    THE BOARD OF DIRECTORS OF ENTERPRISES HAS UNANIMOUSLY APPROVED THE OFFER AND
RECOMMENDS THAT THE STOCKHOLDERS OF ENTERPRISES EXCHANGE THEIR SHARES PURSUANT
TO THE OFFER.

    The Offer is being made pursuant to an agreement between Legacy and Enterprises (the "Agreement") which was announced on June 2, 1999. The Offer is conditioned upon, among other things, (i) there having been validly tendered, and not properly withdrawn, 8,000,000 Shares, and (ii) the satisfaction of certain other terms and conditions set forth in the Offer to Exchange. Certain stockholders of Enterprises have agreed to exchange their Shares, which together aggregate 8,014,970 Shares. These Shares have been placed in escrow pending the closing of the Offer. Although Legacy expects the minimum number of Shares to be tendered in the Offer from this escrow, it is very important to Legacy that all of Enterprises' stockholders consider the Offer.

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    The cash, Legacy Debentures and Legacy Notes will accrue interest from
August 15, 1999. The cash will accrue interest at the rate of 8.0% per annum, the Legacy Debentures will accrue interest at the rate of 9.0% per annum and the Legacy Notes will accrue interest at the rate of 10.0% per annum.

    For purposes of the Offer, Legacy will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when Legacy gives notice to Norwest Bank Minnesota, National Association (the "Exchange Agent") of Legacy's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the cash, Legacy Debentures and Legacy Notes representing the Offer Price therefor with the Exchange Agent, which will act as agent for all tendering stockholders for the purpose of receiving the Offer Price from Legacy and transmitting the same to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Exchange Agent's account at the Book-Entry Transfer Facility (as defined in the Letter of Transmittal) pursuant to the procedures set forth in the Offer to Exchange and the Letter of Transmittal, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Legacy may enforce such agreement against the participant.

    Subject to the terms and conditions of the Agreement and the applicable rules of the Securities and Exchange Commission (the "Commission"), Legacy expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving notice of such extension to the Exchange Agent and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Exchange Agent. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares.

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on November 3, 1999 (or the latest time and date at which the Offer, if extended by Legacy, shall expire) and, unless theretofore accepted for payment by Legacy pursuant to the Offer, may also be withdrawn at any time after the 60th day after commencement of the Offer. For the withdrawal to be effective, a written notice of withdrawal must be timely received by the Exchange Agent at its address set forth in the Offer to Exchange and the Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Exchange Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Letter of Transmittal), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Exchange and the Letter of Transmittal, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Legacy, in its sole discretion, whose determination will be final and binding. None of Legacy, Enterprises, the Exchange Agent, the Information


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Agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Schedule 14D-1 and Offer to Exchange filed by Legacy with the Commission and is incorporated herein by reference.

    Enterprises has provided Legacy with Enterprises' stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Exchange and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Enterprises' stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO EXCHANGE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance or for copies of the Offer to Exchange and the related Letter of Transmittal, and other Offer materials, may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Legacy's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Exchange Agent and Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                              D.F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                           (800) 659-6590 (toll free)

October 6, 1999